Miramar Labs, Inc. Acquisition June 2017 Exhibit 99.1

Forward-looking Statements & Disclaimer This presentation contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to, among other things, the future performance of Sientra that are based on management's current assumptions and expectations of future events and trends and involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements regarding Sientra's ability to successfully commercialize its products, market acceptance of its products, the planned acquisition of Miramar Labs, Inc. which is the subject of this presentation and the success thereof, market opportunities and ability to achieve expected growth, sales and financial results, the Company’s continued efforts to secure a stable manufacturing supply chain that ensures uninterrupted access to its breast implant products, and the experience of tis aesthetics sales force are subject to risks and uncertainties. The Company's business, strategy, operations or financial performance, and actual results may differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance. There can be no assurance that the acquisition of Polytech will be completed as currently contemplated, or at all. In addition, there can be no assurance that intended benefits of the acquisition, including any projected pro forma operating results, will be realized on the timetable currently estimated, or at all. All statements other than statements of historical fact are forward-looking statements. The words ''believe,'' ''may,'' ''might,'' ''could,'' ''will,'' ''aim,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''expect,'' ''plan,'' or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. This presentation includes estimated projections of future operating results. These projections were not prepared in accordance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants or the Public Company Accounting Oversight Board for preparation and presentation of financial projections. This information is not fact and should not be relied upon as being necessarily indicative of future results; the projections were prepared in good faith by management and are based on numerous assumptions that may prove to be wrong. Important factors that may affect actual results and cause the projections to not be achieved include, but are not limited to, risks and uncertainties relating to the company and other factors described under “Risk Factors” sections of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q or Current Reports on Form 8-K and “Forward-Looking Statements.” The projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the estimates. Accordingly, there can be no assurance that the estimates will be realized. Management is using non-GAAP financial measures in this presentation because it considers them to be important supplemental measures of the Company’s performance. Non-GAAP financial measures should be considered in addition to, not as a substitute for, net income, total debt or other financial measures prepared in accordance with GAAP. The Company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies for these or similar non-GAAP financial measures. Accordingly, these non-GAAP financial measures may not be comparable to measures used by other companies.   This presentation also contains estimates and other statistical data made by independent parties and by the Company relating to market size and growth and other industry data. This presentation also contains estimates and information from the management of Polytech relating to market position and financial data. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. The Company has not independently verified the statistical and other industry data generated by independent parties and contained in this presentation and, accordingly, it cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of its future performance and the future performance of the industries in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. In addition, the industry in which we operate is subject to a high degree of uncertainty and risk due to variety of factors, including those described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by Sientra. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the Company on the date hereof, and except to the extent required by law, Sientra assumes no obligation to update such statements.

Becoming a Global Diversified Aesthetics Company Novel technology Only FDA approved product to reduce sweat, odor and hair of all color Highly efficacious with compelling clinical results and ~90% patient satisfaction Highly regarded by Key Opinion Leaders across all aesthetic specialties Meaningfully expands Total Addressable Market Fast growing aesthetic segment Addressable market of over 15 million patients in the US Expands global distribution platform Cross selling opportunities through both sales force account intros Adds new physician specialty call points Immediately revenue accretive at attractive valuation Meaningfully accretive to full year 2018 revenues Achieve positive cash flow faster as a combined company High margin consumables >40% of revenue

Sientra U.S. Breast Business Mix Vision for the New Sientra – a Broad Aesthetics Play Operating Room Focus Procedure Room Focus 33 Plastic Surgery Consultants 5 Multi Specialty Consultants 7 Capital Sales Reps 9 Practice Development Managers 100% Plastics Derms Other Board Certified Plastics Miramar U.S. Business Mix

Miramar Labs: Highly Attractive Asset

miramarlabs®

- Proven commercial track record with over 90,000 treatments performed to date
- Highly profitable for physician practice
- Global commercial footprint with over 900 systems sold through Q117
  - ~400 US & ~500 International
- 2016 revenue of ~$20M, up 19% YoY
  +20% CAGR (2013-2016)
- Further opportunities to grow business
  - Deploying proven marketing tactics
  - Enhancing treatment protocol
  - Investing in sales force & commercial tools


miraDry

sientra. 5

Product Overview: miraDry The ONLY non-invasive treatment FDA cleared for reduction of underarm: Simple, safe, effective Affordable to patients No significant competition Strong IP position Hair of all colors Odor Sweat

Handpiece is placed on top of the skin and vacuum is activated. Microwave energy is delivered into the skin and reflected back to energy source. Surface cooling protects the skin while heat destroys sweat, odor and hair. How Microwave Technology & miraDry Work Skin tightening (skin laxity, wrinkles, etc.) Hair outside axilla (face, back, legs, upper lip, bikini) Acne (sebaceous glands) Sweat Glands outside axilla (hands, feet, groin, back) Fat reduction (adipose cells) 1 2 3 Odor Glands

Botox Laser / Radio Frequency Surgery INDICATIONS Sweat, Odor & Hair Sweat Sweat Sweat # OF OFFICE VISITS 1 Repeat every 4-6 months 1 1 DELIVERY Non-invasive vacuum applicator 25+ injections/ side Invasive/delivery via cannula Surgery PHYSICIAN DEPENDENT No Yes Yes Yes PROCEDURE COST ~$2,000 ~$1,200/annually ~$3,000 $7,500 + PROCEDURE LENGTH 1.0 to 1.5 hours 1 hour 1 hour 1 hour Product Comparison Attributes

Doolittle J, Walker P, Mills T, Thurston J. Hyperhidrosis: an update on prevalence and severity in the United States. Arch Dermatol Res. 2016;308:743-749.. Significant Market Opportunity1 The market for sweat controlling products is large and highly underpenetrated ~5M patients in the U.S. with axillary sweating are not at all satisfied or only slightly satisfied with current products 15M Seeking sweat control options 10M Axillary (underarm) 5M Severe sweating

The miraDry treatment has maintained a 90% plus patient satisfaction rating on realself.com for the last 2 years June 2017 High Patient Satisfaction for Sweat, Odor and Hair 100% of patients no longer bothered by sweat at 24 months1 Percent of subjects without problematic odor1 Average hair reduction2 Lupin M. et. al. Dermatol Surg 2014; 40: 805-807. ASLMS 2015 Brauer mira Strong Clinical Data Over 10 clinical studies, 5 white papers & 7 peer reviewed papers

Miramar Sales Performance ($ in MM) +20% $ $ $ $

Proven Sales & Execution Playbook Revised marketing in Int’l markets Initiate potential bundling opportunities Expand US consumable sales team Execute proven marketing playbook SFDC - predictability of capital pipeline Expand US capital sales team Cross selling opportunities for Sientra/Miramar 1 2 3 4 5 6 7

Opportunity to Improve Execution with Disciplined Commercial Approach Execution Improvement Opportunities Enhance Treatment Protocol PDM and rep training Physician and staff training miraDry University Deploy Marketing Tactics Build brand awareness Co-op advertising Digital/social media Optimized Sales Force Efforts Increase clinical and sales training Ensure outstanding clinical outcomes Increase investment in sales & marketing

Deal Structure and Financing Tender offer and second step merger Sientra to acquire all of the outstanding shares of Miramar’s common stock for $20M in up front cash plus the contractual right to receive contingent payments of up to $14M in cash as follows: $20 million cash upon closing $7 million cash upon $50 million in cumulative sales $7 million cash upon $80 million in cumulative sales Anticipate ~$2.5M in deal expenses Expected mid-July close Cash and cash equivalents of $58.8M as of 3/31/2017 Approximately $57M as of 5/31/17 Securing $50M credit facility accessible in tranches Closing - $25M PMA Supplement Approval - $10M $75M cumulative revenue - $5M Revolver of $10M replaces existing $15M revolver

Financial Expectations Revenue Accretion Expectations Expect $8M - $10M in revenue for 2H17 Meaningfully accretive to total revenue growth in 2018 Cross selling through sales force account intros Deploy proven marketing playbook Cost Synergy Expectations Modest public company cost synergies in 2018 Allows Sientra to achieve cash flow breakeven faster than as a standalone company Larger revenue base High margin consumables

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